Exhibit 4.1

AEP INDUSTRIES INC.

as Issuer

and

THE BANK OF NEW YORK

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 8, 2005

to

INDENTURE

Dated as of November 19, 1997

$200,000,000

9.875% Senior Subordinated Notes due 2007

FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of March 8, 2005, between AEP Industries Inc. (the “Issuer”) and The Bank of New York, as Trustee (the “Trustee”). All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Indenture (as defined herein).

WHEREAS the Issuer named therein has heretofore executed and delivered to the Trustee an Indenture, dated as of November 19, 1997, (as such may be amended and supplemented from time to time, the “Indenture”), providing for the issuance of $200,000,000 principal amount of 9.875% Senior Subordinated Notes due 2007 issued by the Issuer (the “Notes”);

WHEREAS, the Issuer desires to amend certain provisions of the Indenture as set forth herein;

WHEREAS, pursuant to Section 10.02 of the Indenture, the Issuer and the Trustee may amend or supplement the Indenture with the written consent of the Holders of at least a majority in principal amount of the outstanding Notes;

WHEREAS, pursuant to the Offer to Purchase and Consent Solicitation Statement dated February 17, 2005 (the “Offer to Purchase and Consent Solicitation Statement”) of the Issuer, the Issuer has solicited consents of the Holders to authorize the amendment of the Indenture;

WHEREAS, in connection the amendment of the Indenture, the Issuer has obtained the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes to certain amendments (the “Amendments”) to the Indenture as set forth in this Supplemental Indenture;

WHEREAS, the Issuer and the Trustee desire and have agreed to execute and deliver this Supplemental Indenture as herein provided and all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized by all necessary parties.

NOW, THEREFORE, for and in consideration of the premises contained herein, it is mutually covenanted and agreed for the benefit of all Holders of the Notes as follows:

SECTION 1.           Amendments.

SECTION 1.01 Removal of Certain Provisions, Defined Terms and Cross-References. The texts of Sections 4.03 through 4.06, 4.10, 4.12, 4.14 through 4.18, 6.01(e), 6.01(f), and 6.01(g) of the Indenture and the corresponding provisions of the Notes are hereby deleted in their entireties and are replaced in each case with the phrase “Intentionally Omitted.”  The definitions of any and all terms that are defined in Section 1.01 of the Indenture but used only in one or more of the Sections referenced in the immediately preceding sentence and cross-references to one or more of the Sections references in the immediately preceding sentence are deleted in their entireties.

SECTION 1.02 Amendment of Section 5.01.

Section 5.01 of the Indenture is hereby amended by deleting the language in Section 5.01 in its entirety and replacing it with the following:

The Company will not consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to consolidate or merge with or into any Person or sell, assign, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries), whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case: (i) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary, as the case may be), or to which such sale, assignment, lease, conveyance or other disposition shall have been made (the “Surviving Entity”), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia; and (ii) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company on the Securities and under the Indenture.  The provisions of this paragraph shall not apply to any merger of a Restricted Subsidiary with or into the Company or a Wholly Owned Subsidiary or the release of any Guarantor in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of Section 4.05.

SECTION 1.02  Amendment of Article Six.

(a) Section 6.01(h) of the Indenture is hereby amended by deleting the language in Section 6.01(h) in its entirety and replacing it with the following:

the Company pursuant to or within the meaning of any Bankruptcy Law:

(1)  commences a voluntary case or proceeding,

(2)  consents to the entry of an order for relief against it in an involuntary case or proceeding,

(3)  consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(4)  makes a general assignment for the benefit of its creditors;

(b)  Section 6.01(i) of the Indenture is hereby amended by deleting the language in Section 6.01(i) in its entirety and replacing it with the following:

a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)  is for relief against the Company in an involuntary case or proceeding,

(2)  appoints a Custodian of the Company or for all or substantially all of its property, or

(3)  orders the liquidation of the Company,

and in each case the order or decree remains unstayed and in effect for 60 days; provided, however, that if the entry of such order or decree is appealed and dismissed on appeal then the Event of Default hereunder by reason of the entry of such order or decree shall be deemed to have been cured; or

(c) The definition of the term “Material Subsidiary” in Section 1.01 of the Indenture is deleted in its entirety.

SECTION 2.           Operation of Amendments.  Upon the execution and delivery of this Supplemental Indenture by the parties hereto, the Supplemental Indenture will become effective but the Amendments will not become operative until a majority in outstanding principal amount of the Notes are validly tendered and accepted pursuant to and in accordance with the terms and conditions of the offer to purchase as set forth in the Offer to Purchase and Consent Solicitation of the Issuer, as the same may be amended, modified or supplemented from time to time in accordance therewith.

SECTION 3.           Miscellaneous.

SECTION 3.01  Incorporation of the Indenture.  All the provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 3.02  Application of First Supplemental Indenture. The provisions and benefit of this First Supplemental Indenture shall be effective with respect to the Notes.

SECTION 3.03  Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 3.04  Successors. All agreements of the Issuer in this Supplemental Indenture shall bind its successor.  All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

SECTION 3.05  Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and a Holder shall have no claim therefor against any party hereto.

SECTION 3.06  Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

SECTION 3.07  Regarding the Trustee. The Trustee shall not be responsible for the correctness of the recitals herein, and makes no representation as to the validity or the sufficiency of this Supplemental Indenture. The Trustee shall, in connection with this Supplemental Indenture, be entitled to all of the benefits of all of the rights, privileges, immunities and indemnities of the Trustee provided for in the Indenture.

SECTION 3.08  GOVERNING LAW.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THIS SUPPLEMENTAL INDENTURE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

SECTION 3.09.  Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

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SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

AEP INDUSTRIES INC.

By:	/s/ Jim Rafferty
Name: Jim Rafferty
Title: Vice President and Treasurer

THE BANK OF NEW YORK, as Trustee

By:	/s/Robert A. Massimillo
Name: Robert A. Massimillo
Title: Vice President